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Exhibit 4.1

                 AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT


         This Amendment No. 1 (this "Amendment") to the Stockholder Rights Agreement dated as of December 18, 2000 (the "Rights Agreement") by and between Eprise Corporation, a Delaware corporation (the "Company"), and Fleet Bank c/o EquiServe L.P., as Rights Agent (the "Rights Agent"), is entered into by the Company and the Rights Agent as of the date set forth below. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof if the Company so directs; and

         WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated September 17, 2001, among divine, inc., a Delaware corporation ("divine"), DI2 Acquisition Company, a Delaware corporation and a direct wholly-owned subsidiary of divine, and the Company; and

         WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement), are fair to and in the best interests of the Company and its stockholders; and

         WHEREAS, the Board of Directors of the Company has approved, in connection with the Merger Agreement, each of divine and DI2 Acquisition Company to become a Beneficial Owner of 15% or more of the Company's Common Shares, and has further determined that the Merger and related transactions constitute a Permitted Offer under the Rights Agreement, and that no Shares Acquisition Date or Distribution Date shall occur by reason of the Merger or the related transactions contemplated by the Merger Agreement; and

         WHEREAS, the Board of Directors of the Company has determined that it is necessary and desirable to amend the Rights Agreement such that all Rights thereunder shall expire immediately prior to the Effective Time as defined in the Merger Agreement.

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

1. Section 7(a) of the Rights Agreement is hereby amended by deleting it and replacing it with the following:

         "(a)     The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, provided that such exercise must be made at or prior to the earliest of: (i) the earlier of (A) the Effective Time under that certain Agreement and Plan of Merger among the Company, divine, Inc. and DI2 Acquisition Company, dated September 17, 2001, and (B) the Close of Business on December 18, 2010 or such later date as may be established by the Board of Directors prior to such date (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in
Section 24 hereof."

2. Section 15 of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

         "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable right, remedy or claim under this Agreement in connection with a Permitted Offer."



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3.       This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

5. This Amendment shall be deemed effective as of the date set forth below. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

6. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.


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         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the
Rights Agreement to be executed in counterparts as of the 31st day of October, 2001.



                                     EPRISE CORPORATION



                                     By: /s/ J.A. Forgione
                                         --------------------------------------
                                         Joseph A. Forgione
                                         President


Attest:

/s/ Heather Lamoureux
-----------------------

                                     FLEET BANK N.A.
                                     c/o EQUISERVE, L.P.



                                     By: /s/ Michael Connor
                                         --------------------------------------
                                         Name: Michael Connor
                                         Title: Director
                                                IPO/Client Administration Team

Attest:

/s/ Greg Veliotis
----------------------



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